Exhibit 10.2

ON DEMAND GROUP LIMITED

ANTHONY KELLY, ANDREW BIRCHALL AND OTHERS

SEACHANGE INTERNATIONAL, INC.

AMENDED AND RESTATED SUBSCRIPTION AND

SHAREHOLDERS AGREEMENT

DOCUMENTS IN AGREED FORM:

1.	Articles of Association

2.	Disclosure Letters

3.	ODG Business Plan

4.	MovieCo Studio Proposals as of 27 June 2003

THIS AGREEMENT is made on October l6, 2003

BETWEEN:

(1)	ON DEMAND GROUP LIMITED, a company incorporated in England and Wales (registered no. 4094951), whose registered office is at 253 Grays Inn Road, London WC1X 8QT (the “Company”);

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Existing Shareholders” and each an “Existing Shareholder”); and

(3)	SEACHANGE INTERNATIONAL, INC., a company incorporated under the laws of the state of Massachusetts whose registered office is at 124 Acton Street, Maynard, MA 01754, USA (the “Investor”).

WHEREAS:

(A)	For the purposes of the investment in the Company by the Investor in order to provide funding to the Company for designing, developing, procuring, financing and operating a Video On Demand service for the European Cable Operator, the Company, the Existing Shareholders and the Investor have entered into a Subscription and Shareholders Agreement dated 29 October 2002 (the “Original Subscription and Shareholders Agreement”).

(B)	The Original Subscription and Shareholders Agreement has been varied by variation agreements dated January 30, 2003, April 28, 2003, June 27, 2003, and August 29, 2003, by and among the Company, the Investor and the Existing Shareholders.

(C)	The parties have agreed to amend the Original Subscription and Shareholders Agreement, as varied, as set out below.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Amendment and Restatement

The Original Subscription and Shareholders Agreement shall be amended and restated on the terms of this Agreement.

1.2	In this Agreement and its recitals:

“Act” means the Companies Act 1985 including any statutory modification or re-enactment for the time being in force;

“Accounts” means the audited accounts of the Company for the financial period ended on the Accounts Date;

“Accounts Date” means 31 August 2002;

“Articles of Association” means the articles of association of the Company in the agreed form to be adopted on the date of this Agreement and, once adopted, those articles of association as amended from time to time;

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London other than solely for trading of euro;

“Business Development Agreement” means the agreement entered into by the Company and the Investor on Completion as amended and restated;

“Business Plan” means the business plan prepared by the Board;

“Commercial Launch” means the launch of the MovieCo Service to all of the video-on-demand ready subscribers of a European Cable Operator in one regional headend;

“Competitor” means any entity which is then producing, marketing, selling or distributing any video on demand server equipment or software that is not, and does not form part of, a product covered by the Business Development Agreement, or an affiliate of any such entity, and shall include, without limitation, Concurrent Computer Corporation and nCube Corporation;

“Completion” means completion of the Original Shareholders Agreement;

“connected person” has the meaning given to that expression in section 839 Income and Corporation Taxes Act 1988;

“Disclosure Letters” means the letter dated 29 October 2002 from the Company and the Existing Shareholders to the Investor and the supplemental letter of today’s date, in the agreed form, from the Company to the Investor, in relation to the Warranties;

“Employee Share Option Plan” means the employee share option plan adopted by the Company, and approved in accordance with clause 6.1.16, pursuant to which options to acquire 231,208 Ordinary Shares may be issued;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“European Cable Operator” means a European MSO, the identity of which is to be agreed upon by the Investor and the Company;

“European Cable Operator Management Agreement” means the agreement to be entered into by the Company and the European Cable Operator pursuant to which the Company will manage the video on demand operation of the European Cable Operator;

“Group” means the Company and its subsidiary undertakings, any holding company of the Company and all other subsidiary undertakings of any such holding company from time to time and “member of the Group” is to be construed accordingly;

“Hollywood Studios” shall have the meaning ascribed to it in the MovieCo Carriage Agreement;

“Investor Directors” means, as at the date of this Agreement, William C. Styslinger, III of 60 Mariners Way, Fairfield, CT 06430 USA and William L. Fiedler of 46 Nathan Cutler Drive, Bedford, NH 03110 USA or such other persons as may replace any, or all, of the Investor Directors from time to time;

“Key Managers” means, as at the date of this Agreement, each of Andrew Birchall, Tony Kelly, Garry Stephen and Simon McGrath, and any person who may from time to time after the date of this Agreement be designated as such in accordance with clause 6.1.15;

“Loan” means the loan or loans to be made by the Investor to the Company in accordance with clause 4 and pursuant to the Note in the aggregate principal amount of not more than 5,500,000 British Pounds Sterling;

“Loan Drawdown” means the making of a Loan to the Company by the Investor in accordance with the provisions of clause 4;

“Loan Drawdown Conditions” means the conditions for each Loan Drawdown as specified in Schedule 8;

“Loan Drawdown Date” means the date on which a Loan Drawdown is made;

“Management Accounts” means the unaudited profit and loss account of the Company in respect of the period starting on the day after the Accounts Date and ending on 31 August 2003 and the unaudited balance sheet of the Company as at 31 August 2003;

“Management Service Contracts” means the employment contracts entered into on Completion by the Company and each of the Key Managers respectively;

“MovieCo” means the counterparty to the MovieCo Carriage Agreement which either shall be ODG, a member of the ODG Group or any company whose shareholders are ODG and any Hollywood Studio;

“MovieCo Carriage Agreement” means the carriage agreement to be entered into between the European Cable Operator and MovieCo;

“MovieCo Service” has the meaning given to it in the Carriage Agreement;

“New Ordinary Shares” means the ordinary shares of £0.05 each subscribed for and issued to the Investor pursuant to the Original Subscription and Shareholders Agreement and as detailed in column 2 of Schedule 2;

“Note” means the Secured Promissory Note in the form attached hereto as Attachment I.;

“Ordinary Shares” means ordinary shares of £0.05 each in the Company;

“Preliminary Drawdown Conditions” means the conditions set forth in Schedule 6;

“Sale” means the sale of (i) the entire issued share capital of the Company; or (ii) all or substantially all of the business and assets of the Company;

“Sale and Purchase Agreement” means the agreement entered into (but not completed) by the Investor and the Existing Shareholders on Completion;

“SeaChange Sale Agreement” means the agreement entered into between the Investor and the European Cable Operator relating to the sale of certain products and services by the Investor to the European Cable Operator;

“Security” means any mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect;

“Security Deed” means an agreement to be mutually agreed between the Company and the Investor (such agreement to be substantially in the form attached hereto as Attachment H but subject to reasonable negotiation) providing for the grant to the Investor of a security interest in all assets of the Company in connection with the Loan;

“Share” means any share in the share capital of the Company of whatever class;

“Start of Operations” meansreceipt by the Company of the confirmation of Successful Integration;

“Studio Terms” means the MovieCo Studio Proposals in the agreed form;

“Successful Integration” means the confirmation in writing by the Chief Technical Officer of the European Cable Operator that all integration tests have been passed and the European Cable Operator is able to launch the commercial trial of the Video On Demand Service to the European Cable Operator’s subscribers;

“Tax Warranties” means the Warranties referred to in paragraphs 3.16 and 3.17 of Schedule 9;

“Warranty” means a warranty contained or referred to in clause 3 and Schedule 9 and “Warranties” means all those Warranties.

1.3	In this Agreement, a reference to:

1.3.1	a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Companies Act 1985 and a reference to a “subsidiary undertaking” or a “group undertaking” is to be construed in accordance with sections 258 and 259 of the Companies Act 1985;

1.3.2	a document in the “agreed form” is a reference to a document in a form or substantially the form approved and for the purposes of identification signed by or on behalf of each party;

1.3.3	a statutory provision includes a reference to:

(i)	the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement; and

(ii)	any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

1.3.4	a person includes a reference to a body corporate, association, or joint venture or partnership (wherever and however incorporated or established);

1.3.5	a person includes a reference to that person’s legal personal representatives and successors; and

1.3.6	a clause, schedule or annex, unless the context otherwise requires, is a reference to a clause of or schedule or annex to this Agreement.

1.4	Words and expressions defined in the Articles of Association have the same meanings in this Agreement, unless the context requires otherwise.

1.5	The headings in this Agreement do not affect its interpretation.

1.6	The masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context shall admit or require.

2.	POST COMPLETION

2.1	The parties acknowledge that the SeaChange Sale Agreement has been executed on or before the date of this Agreement. The parties also agree that the European Cable Operator Management Agreement has been executed in form and substance reasonably satisfactory to the Investor.

2.2	Each of the Existing Shareholders and the Investor undertake to use their respective reasonable endeavours to procure that, as soon as possible after Completion, the Company adopts the Employee Share Option Plan.

2.3	Each of the Existing Shareholders and the Investor hereby respectively waive all rights of first refusal or pre-emption contained in this Agreement, the Articles of Association or otherwise in respect of the Ordinary Shares to be issued under the Employee Share Option Plan.

2.4	For so long as the Investor holds 25% or less of the issued ordinary share capital of the Company, each of the Existing Shareholders undertakes that he or she will not propose or vote in favour of any resolution of the Company in general meeting to disapply the pre-emption rights set out in section 89(1) of the Act.

2.5	The parties acknowledge and agree that the Sale and Purchase Agreement is hereby terminated upon the execution of this Agreement.

2.6	As a condition to the Investor making the Loan as provided in Section 4.1, the Company will execute and deliver the Note and the Security Deed, which shall have an effective date of the same date as the Note, to the Investor, prior to making the initial notice of a Loan Drawdown. The Investor will execute and deliver to the Company a copy of the Security Deed promptly after receiving from the Company an executed copy in acceptable form.

3.	WARRANTIES

3.1	The Company confirms and acknowledges the subsistence of the Warranties given by it pursuant to clause 3 of the Original Shareholders Agreement, which clause is repeated below (as amended) for ease of reference. References in this clause 3 and Schedule 9 to “this Agreement” shall be deemed to be references to the Original Subscription and Shareholders Agreement and this clause 3 and Schedule 9 (as amended and restated) shall be construed accordingly.

3.2	The Company warrants to the Investor that each Warranty is true, accurate and not misleading in any material respect as at the date of this Agreement, and that such Warranties shall be deemed repeated on each Loan Drawdown Date, with reference to the facts and circumstances in each case then prevailing and in particular with reference to facts and circumstances disclosed in writing to the Investor Directors in connection with any meeting of the Board of Directors or as an update to the Disclosure Letters as provided in Section 3.4.

3.3	The Company acknowledges that the Investor is entering into this Agreement in reliance on each of the Warranties which has also been given as a representation and with the intention of inducing the Investor to enter into this Agreement.

3.4	Each of the Warranties is qualified by matters fairly and specifically disclosed in the Disclosure Letters corresponding to such Warranty as at the date of this Agreement, and the Company shall be entitled to update the Disclosure Letters if they become aware that any event has occurred or matter has arisen which results or may result in any of the Warranties being untrue, inaccurate or misleading in any material respect as at a Loan Drawdown Date.

3.5	Each Warranty is to be construed separately and independently and (except where this Agreement provides otherwise) is not limited by another provision of this Agreement or another Warranty.

3.6	A reference in Schedule 9 of this Agreement or in either of the Disclosure Letters to a person’s knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness the person would have had if the person had made reasonable enquiries of persons of whom he or she should reasonably have enquired.

3.7	Except for claims in respect of a breach of Warranty arising as a result of fraudulent, dishonest or negligent conduct on the part of the Company or the relevant Existing Shareholder:

3.7.1	the aggregate liability of the Company for all claims pursuant to the Warranties shall not exceed:

(i)	£1,500,000 with respect to claims made from and including the date of this Agreement up to the initial Loan Drawdown Date;

(ii)	£7,000,000 (or such lower amount as is equal to the aggregate amount subscribed for by the Investor under the Original Shareholder and Subscription Agreement and loaned by the Investor to the Company hereunder at the date of the relevant claim) with respect to claims made from and including the initial Loan Drawdown Date;

3.7.2	the Company shall not be liable in respect of a claim for breach of Warranty unless the amount of the claim exceeds £50,000; and

3.7.3	unless the Investor’s discovery of the breach of the Warranty is delayed to more than two years after the date of this Agreement (in the case of the Warranties given on the date hereof), or any Loan Drawdown Date (in the case of the Warranties deemed repeated on such Loan Drawdown Date) as a result of fraudulent, dishonest or negligent conduct on the part of the Company , the Company shall not be liable in respect of a claim for breach of a Warranty unless it has been given written notice of the claim within two years of the date of this Agreement (in the case of the Warranties given on the date hereof) or such Loan Drawdown Date (in the case of the Warranties deemed repeated on such Loan Drawdown Date) (except that in relation to the Tax Warranties this period shall be six years from the date of this Agreement or such Loan Drawdown Date (as applicable))”.

4.	LOAN

4.1	In accordance with the terms of this Agreement, the Company may require the Investor to make, and the Investor will make a Loan to the Company pursuant to the Note.

4.1.1	The amount of Loan to be made on any Loan Drawdown Date shall be (a) in accordance with the milestones set forth in Schedule 7 hereto or (b) as determined by the Board of Directors of the Company (provided that the Investor Directors have voted in favour of such resolution). In order to request a Loan Drawdown, the Company must be in compliance with the Loan Drawdown Conditions. In the event the Company desires to effect a Loan Drawdown, the Company shall notify the Investor not later than 30 days before the proposed Loan Drawdown Date of the amount and basis for the Loan Drawdown and the Loan Drawdown Date, and shall include a certificate of the Company’s chief executive officer or chief financial officer to the effect that the Company is in compliance with the Loan Drawdown Conditions. Upon receipt of a valid Loan Drawdown notice, the Investor shall wire the amount of the Loan Drawdown in British Pounds Sterling to the Company not later than the Loan Drawdown Date.

4.1.2	The amount due and payable under the Note will be secured by a security interest in all assets of the Company pursuant to the Security Deed.

4.1.3	The Company will repay the Loan and pay interest thereon in accordance with the terms of the Note.

4.1.4	If, any of the following events (“Events of Default”) shall occur and be continuing:

(a)	The Company shall fail to pay the principal due under the Note when due or any interest thereunder within 14 days after the date due; or

(b)	The Company shall default in the performance of any covenant contained in Clause 4.1.5 or the Company shall default in the performance of any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (including, without limitation, the provisions of Clause 6) and, to the extent such default may be remedied, any such failure remains unremedied for ten (10) Business Days after notice; or

(c)	Any representation or warranty made by the Company in this Agreement or by the Company (or any of its officers) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect; or

(d)	The Company shall fail to pay any indebtedness for money borrowed exceeding $50,000 British Pounds Sterling (“Indebtedness”) owing by the Company, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness owing by the Company, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

(e)	Any step is taken with a view to the winding-up or reorganisation of, or the appointment of an administrator, receiver or administrative receiver in relation to, the Company or any of its assets, or the holder of any Security over any asset of the Company takes any step to enforce that Security; or

(f)	Any distress, attachment, execution or other legal process is levied or enforced upon or sued out against any of the assets of the Company and is not removed or discharged within seven (7) days; or

(g)	The Company ceases or threatens in writing to cease wholly or substantially to carry on its business; or

(h)	The Company becomes insolvent or unable to pay its debts as they fall due, or the value of its assets is less than the amount of its liabilities (taking into account contingent and prospective liabilities) or enters into, or commences negotiations with a view to entering into, a composition or arrangement with its creditors or any class of them or makes an application to a court of competent jurisdiction for protection from its creditors generally or commences negotiations with its creditors generally or any class of them with a view to the general readjustment or rescheduling of its indebtedness (other than in each case, as part of a solvent reorganisation); or

(i)	The Business Development Agreement is terminated pursuant to 11.3 or by the Investor as a result of a breach by the Company under 11.2 thereof;

(j)	then, and in any such event listed in Clause 4.1.4(a) through (i)

(1)	the Investor may, by notice to the Company, declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default (A) under subsections (e) or (h) in which case all such amounts shall automatically become due and payable or (B) under subsection (i) in which case all such amounts shall be due and payable not more than one year from the date of such notice), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, and

(2)	the Investor may proceed to protect and enforce its rights under this Agreement, the Security Deed or otherwise, by suit in equity, action at law and/or other appropriate proceeding.
4.1.5	As long as any portion of the Loan remains outstanding, the Company will comply with the following covenants:

(a)	The Company will notify the Investor immediately upon becoming aware that an Event of Default or an event or circumstance which is described in any of Clause 4.1.4(a) to (i) but which has not become an Event of Default because a period of time has not passed or a notice has not been given has occurred;

(b)	The Company will not, and will procure that none of its subsidiaries will, create or permit to subsist any Security (other than under the Security Deed) over any of its or their assets, present or future, or make any other preferential arrangement having a similar effect;

(c)	The Company will procure that no substantial change is made to the general nature of its business or that of any of its subsidiaries; and

(d)	The Company will comply with the provisions of Section 6.1 hereof.

4.2	If the MovieCo Carriage Agreement has not been executed on or prior to 31 December 2003 the obligations of the Investor to make.any Loan to the Company in accordance with clause 4.1 shall terminate except that each of the parties accrued rights and obligation shall not be affected.

4.3	In the event of the occurrence of an Event of Default, the Company shall, upon receiving a written request from the Investor to do so, use all reasonable endeavours (such endeavours to (i) include the appointment, where appropriate, as soon as reasonably practicable of a financial advisor nominated by the Investor and reasonably acceptable to the Company, whose fees shall be borne by the Company; and (ii) commence within 30 Business Days of the date of receiving such request) to procure the (a) sale or redemption or repurchase of all Shares held by the Investor (whether, in the case of a repurchase or redemption, out of distributable profits, capital or the proceeds of a fresh issue of shares) at a price per Share equal to the fair market value of such Ordinary Share to be determined in accordance with Article 9.8 of the Articles of Association; and (b) in the case of an Event of Default under clause 4.1.4(i), the repayment in full of all principal and interest outstanding under the Note (it being understood and agreed that upon the occurrence of any Event of Default, it shall be the obligation of the Company to repay in full the principal and interest on the date such amount is due and payable); provided, however, that without the consent of the Investor, no sale redemption or repurchase of the Shares held by the Investor shall occur unless and until the principal and interest outstanding under the Note have been repaid in full.

4.4	The obligation of the Company in clause 4.3 to use reasonable endeavours shall terminate on the earlier of the date the Investor ceases to hold any Shares or one year after receipt of such notice referred to in clause 4.3. Each of the Existing Shareholders and the Investor hereby agrees to waive any rights of pre-emption or other restriction on transfer in respect of any transfer of Shares under clause 4.3 or conferred on it, him or her under the Articles of Association or otherwise and any such transfer shall not trigger the provisions of Article 10 of the Articles of Association.

5.	FINANCIAL INFORMATION

5.1	The Company shall supply the Investor with the following information:

5.1.1	the audited consolidated accounts of the Group for each financial year prepared in accordance with U.S. GAAP (including the balance sheet, income statement and cash flow statements of the Group and all footnotes related thereto) as soon as practical, and at the latest by eight weeks after the end of that financial year;

5.1.2	unaudited quarterly management accounts for the Group prepared in accordance with U.S. GAAP (including the balance sheet, income statement and cash flow statements of the Group and all footnotes related thereto) as soon as practical, and at the latest by eight weeks after the end of the relevant three month period; and

5.1.3	no later than one month before the start of each financial year, an annual budget for that financial year.

5.2	The Company shall send to the Investor Directors, unless otherwise agreed by the Investor Directors (acting unanimously), not less than 5 Business Days’ advance notice of each meeting of the Board or of a committee of the Board (save in the case of emergency, in which event such notice as is reasonably practicable in the circumstances shall be given) and an agenda of the business to be transacted at such meeting together with the minutes of previous meetings and basic financial information on the Company (including monthly revenues and expenses, capital expenditures and liquid resources, together with a rolling 18 month budgetary plan).

6.	RESERVED MATTERS

6.1	Each of the Existing Shareholders and the Investor agree that the following acts, unless specifically required by this Agreement, shall not be carried out without the consent of the Investor Directors (acting unanimously and at their sole discretion) and, so long as the Investor has any obligation to make, the Loan or any portion of the Loan remains outstanding, the consent of the Investor (and, for the avoidance of doubt, references in this clause 6.1 to subsidiary undertakings are to subsidiary undertakings of the Company):

6.1.1	except for the issue of shares in MovieCo to the Hollywood Studios and/or to the Company and/or any subsidiary undertaking on the same terms or similar terms to those terms proposed by the Hollywood Studios as set out in the Studio Terms (unless such issue of shares is on terms which are materially adverse to the Company when compared to the Studio Terms) the variation of the authorised or issued share capital of the Company or any subsidiary undertaking or the creation or the granting of any option or other right to subscribe for shares or convert into shares in the capital of the Company (other than as permitted under the Employee Share Option Plan) or any subsidiary undertaking; the variation of the rights attaching to Shares or any shares in any subsidiary undertaking, any allotment or issue of shares or other securities or instruments which have the right to convert into or be exchanged for such shares or securities, in each case, of the Company or any subsidiary undertaking (other than pursuant to the terms of this Agreement);

6.1.2	the alteration of the Memorandum or Articles of Association of the Company or any subsidiary undertaking;

6.1.3	the declaration or distribution of any dividend or other payment out of the distributable profits of the Company or any subsidiary undertaking;

6.1.4	the redemption or repurchase of any shares, other than as required by the Articles of Association or pursuant to this Agreement, in the capital of the Company or any subsidiary undertaking and the reduction of any uncalled liability in respect of partly paid shares in the capital of the Company or any subsidiary undertaking;

6.1.5	the taking of steps to wind up, dissolve or re-organise the Company or any subsidiary undertaking (including without limitation in relation to any voluntary arrangement proposed with creditors or the appointment of an administrator, receiver or administrative receiver);

6.1.6	the appointment or removal of any director of the Company (other than the Investor Directors which shall be subject to the provisions of the Articles of Association) or any subsidiary undertaking and the appointment of any alternate director of the Company or any subsidiary undertaking;

6.1.7	the appointment or removal of auditors of the Company or any subsidiary undertaking, other than the reappointment of an existing auditor;

6.1.8	any material change in the nature of the business of the Company or any subsidiary undertaking or the doing of any act or thing outside the ordinary business by the Company or any subsidiary undertaking;

6.1.9	the alteration of the Company’s or any subsidiary undertaking’s accounting policies or principles (except as may be required to comply with any changes in the law or with UK GAAP) or the financial year end;

6.1.10	the incurring by the Company or any subsidiary undertaking of any borrowing or any other indebtedness or liability in the nature of borrowing which exceeds £500,000 (other than the Loan);

6.1.11	the creation of any Encumbrance over any asset of the Company or any subsidiary undertaking other than the security granted under the Security Deed or in the ordinary course of trading;

6.1.12	the entering into by the Company or any subsidiary undertaking of any contract or arrangement with any member or director of the Company or, in each case, any connected person and any other material contract or arrangement with a value in excess of £100,000 and which is not provided for in the Business Plan or the annual budget for the Company;

6.1.13	the instigation or settlement of any litigation or arbitration proceedings by the Company or any subsidiary undertaking when the amount claimed exceeds £50,000;

6.1.14	the sale or reorganisation of any business or asset of the Company or any subsidiary undertaking (whether intra-group or otherwise) other than in the ordinary course of trading;

6.1.15	the appointment of additional persons as Key Managers of the Company or changes to and/or approval of the remuneration packages of any Key Managers of the Company or the Board;

6.1.16	the implementation of the Employee Share Option Plan (or changes or modifications to the terms thereof or to the terms of any existing employee share option scheme) and the grant of options pursuant to the Employee Share Option Plan or any other share option plan whether now existing or created in the future;

6.1.17	approval of the annual budget of the Company and its subsidiary undertakings;

6.1.18	except for the issue to or acquisition by the Company and/or any subsidiary undertaking of any shares in MovieCo on the same terms or similar terms to those proposed by the Hollywood Studios as set out in Schedule 10 of this Agreement (unless such issue or acquisition of shares is on terms which are materially adverse to the Company when compared to the Studio Terms) the acquisition by the Company or any subsidiary undertaking of any shareholding or interest in any company, firm or entity or the entering into of any joint venture or partnership with any person, firm, corporation or other entity or the termination of any joint venture or partnership with any person, firm, corporation or partnership or except as provided for under any of the Loan Drawdown Documents);

6.1.19	the entering into of any decision regarding a Sale or Listing (as such term is defined in the Articles of Association) of the Company or any subsidiary undertaking;

6.1.20	the waiver by the Company or any subsidiary undertaking of any provision of or failure to enforce any contract to which it is a party which (i) has a value in excess of £50,000 turnover per annum; (ii) is outside the ordinary course of business; or (iii) was entered into with any employee, director or consultant or, in each case, any connected person of the Company or any subsidiary undertaking;

6.1.21	the use of proceeds received by the Company pursuant to this Agreement for purposes other than (i) settlement of professional charges incurred in connection with the negotiation, preparation, execution and performance of this Agreement and all documents referred to in it; and (ii) to fund the ongoing business operations of the Company and MovieCo; and

6.1.22	any agreement to carry out any of the matters referred to in clauses 6.1.1 to 6.1.21 above.

6.2	Provided always that where the Investor (acting by itself) or any director appointed by it has approved the entering into by the Company or any of its subsidiaries of any agreement, consent shall not be required by virtue only of clause 6.1 for the performance by the Company or any of its subsidiaries of any of their respective obligations under that agreement.

6.3	Each of the Investor Directors and the Investor by entering into this Restated Agreement shall be deemed to have consented to the Company entering into the MovieCo Carriage Agreement.

7.	NEW SHAREHOLDERS AND DEEDS OF ADHERENCE

7.1	No Shares shall be issued or transferred to a person who is not already a party to this Agreement unless that person has already executed a deed of adherence pursuant to this Agreement or unless:

7.1.1	if he is or is to be an employee of the Company or any subsidiary undertaking, he has executed a completed deed of adherence in the form set out in Schedule 4 in which he is treated as an Existing Shareholder; or

7.1.2	if it is a trust established by a person who is or is to be an employee of the Company or any subsidiary undertaking:

(i)	that person has executed a completed deed of adherence in the form set out in Schedule 4 in which he is treated as an Existing Shareholder; and

(ii)	the trustees of the trust have given the acknowledgement and undertaking required by clause 8; or

7.1.3	if the person is an employees’ share scheme trust and neither clause 7.1.1 nor 7.1.2 applies, it has given the acknowledgement and undertaking required by clause 8; and

7.1.4	if none of clauses 7.1.1 to 7.1.3 applies, it has executed a completed deed of adherence in the form set out in Schedule 4 in which it is treated as an Investor.

7.2	All executed deeds of adherence shall be delivered to and held by the Company.

7.3	The Investor may assign all or any of its rights under this Agreement to a person to whom it transfers Shares but no other party shall be entitled to assign such rights.

7.4	The parties agree to extend the benefit of this Agreement to any person who acquires Shares in accordance with this Agreement and the Articles of Association and enters into a deed of adherence in accordance with this clause 7.

8.	TRUSTS ESTABLISHED BY EXISTING SHAREHOLDERS

8.1	No Shares may be transferred to a trust established by a person who is or is to be an employee of the Company or any subsidiary undertaking of the Company unless the trustees have delivered to the Company an acknowledgement and undertaking executed as a deed that:

8.1.1	the trustees agree to be bound by clauses 7, 11 and 12;

8.1.2	Article 9 of the Articles of Association applies to the trustees and if the Existing Shareholder ceases for any reason to be an employee of the Company or any subsidiary undertaking and the Company serves the notice required under Article 9, the trustees will be “Compulsory Sellers” for the purposes of Article 9;

8.1.3	if the Existing Shareholder is subject to a claim for breach of any of the Warranties which is settled in favour of the Investor or in respect of which judgement is given in favour of the Investor, the trustees will transfer their Shares to the relevant Existing Shareholder for 1p each upon written confirmation from the Company that the claim has remained unsatisfied for more than three weeks after settlement or judgement; and

8.1.4	the trustees will not transfer the Shares to new trustees unless the new trustees give the same acknowledgement and undertaking.

9.	ANNOUNCEMENTS

9.1	Subject to clause 9.2, no announcement in relation to the transactions contemplated by this Agreement shall be made without the written consent of the Company, the Investor and each of Tony Kelly and Andrew Birchall, except that an announcement previously consented to may be repeated by any of the parties.

9.2

Clause 9.1 does not apply to a public announcement, communication or circular required by law, by a rule of a listing authority by which a party’s shares are listed, a stock exchange on which a party’s shares are listed or traded or by a governmental authority or other authority with relevant powers to which a party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

10.	COSTS

Each party shall pay all the costs and expenses reasonably incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement and all other documents referred to in it.

11.	SALE OR LISTING

11.1	It is the parties’ intention that a Sale or Listing (as such term is defined in the Articles of Association) be achieved within five years of Completion.

11.2	On a Listing the Company’s share capital shall be reorganised so that all issued shares in the Company are of the same class, with rights typical of shares in listed companies, and in other ways advised in connection with the Listing.

11.3	The parties acknowledge that the Investor will not give any warranties or indemnities in respect of the Group on a Sale or Listing.

12.	DURATION

12.1	On a Listing the provisions of this Agreement cease to have effect except that the parties’ accrued rights and obligations shall not be affected.

12.2	When an Existing Shareholder ceases to be an employee of the Company or any subsidiary undertaking of the Company and no longer holds any shares in the capital of the Company and any trust established by him ceases to hold shares in the capital of the Company, the Existing Shareholder shall cease to be party to this Agreement except that his accrued rights and obligations shall not be affected.

12.3	When the Investor ceases to hold shares in the capital of the Company, it shall cease to be party to this Agreement except that its accrued rights and obligations shall not be affected (except if the Investor has assigned its rights under this Agreement pursuant to clause 7.3).

13.	GENERAL PROVISIONS

13.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

13.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

13.3	The Investor’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

13.4	Nothing contained in this Agreement is to be construed as creating a partnership between any of the parties.

13.5	If there is any conflict or inconsistency between the provisions of this Agreement and the Articles of Association, this Agreement prevails.

13.6	The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

13.7	All obligations in this Agreement are several and not joint.

13.8	This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

13.9	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.	NOTICES

14.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope (and air mail if overseas) or by telefax, to the party due to receive the notice or communication at its address set out in this Agreement or such other address as a party may specify by notice in writing to the others to the following fax numbers (as applicable):

if to the Investor:	William L. Fiedler
SeaChange International, Inc.
Fax No: + 1 978 897-9590

with a copy to:	William B. Simmons
Testa, Hurwitz & Thibeault LLP
125 High Street
Boston, MA 02110
Fax No: + 1 617 248-7100

and
if to the Company
or an Existing Shareholder:	Andrew Birchall and Anthony Kelly
On Demand Group Limited
Fax No: + 44 (0) 20 7551 5951

14.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

14.2.1	if delivered personally, when left at the address referred to in clause 14.1;

14.2.2	if sent by mail other than air mail, two days after posting it;

14.2.3	if sent by airmail, six days after posting it; and

14.2.4	if sent by telefax, on receipt of a complete and legible copy.

15.	CONFIDENTIALITY

15.1	Except and to the extent required by law or any regulatory body, each of the parties agree not to make public or reveal to any third party any commercial, organisational or other information of a confidential nature concerning the Company, the parties or the subject matter of this Agreement or agreements specifically referred to herein obtained as a result of such party’s participation in this Agreement without the prior written consent of the other parties.

15.2	Without prejudice to clause 9, the parties shall use their respective reasonable endeavours to agree the form and manner of any presentation and publication of information regarding the Company which shall be given to third parties dealing with the Company.

16.	ENTIRE AGREEMENT

16.1	This Agreement (together with the agreements specifically referred to herein) constitutes the entire agreement between the parties in respect of the subject matter hereof.

16.2	The parties hereby expressly confirm that they have not relied on any statement, representation or warranty (howsoever expressed) given by any other party which is not set out in this Agreement (or the agreements specifically referred to herein) and to the extent they have, they hereby expressly waive all rights in respect of any such representation or warranty. Accordingly, no party shall have any right of action against any other party to this agreement arising out of or in connection with any such statement, representation or warranty (except in the case of fraud) save to the extent repeated in this Agreement (or the agreements specifically referred to herein).

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement is governed by, and shall be construed in accordance with, English law.

17.2

The courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any dispute (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of the courts of England.

17.3	Each party irrevocably waives (and agrees not to raise) any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum. Each party also agrees that a judgement against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

17.4	Each party agrees that it shall promptly deliver a copy of each of the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings to the other party in accordance with clause 14.1. This clause applies to Proceedings initiated in England and elsewhere.

17.5	The Investor has appointed Trusec Limited of 2 Lambs Passage, London EC1Y 8BB, England as its agent for service in England. The parties agree that any claim form, particulars of claim, application notice, order, judgment or other process issued out of the courts of England, or document relating to or in connection with any Proceedings in England shall be served on Trusec Limited as the Investor’s agent for service. If the appointment of such person ceases to be effective, the Investor shall immediately appoint another person in England to accept service of process on its behalf in England. If the Investor fails to do so (and such failure continues for a period of not less than fourteen (14) days), the Company shall be entitled to appoint such a person by notice to the Investor. The provisions of this clause 17.5 applying to service on an agent apply equally to service on a replacement agent.

IN WITNESS OF WHICH this Agreement has been executed by the parties on the above date.

SCHEDULE 1

THE EXISTING SHAREHOLDERS AT COMPLETION

(1) Name and Address	(2) No. of Ordinary Shares held prior to Completion[1]	(3) No. of Ordinary Shares held at the date of this Restated Agreement

Andrew Birchall Weir Water, Admirals Bridge Lane, East Grinstead, RH19 4NN	475,010	475,010

Annabelle Birchall Weir Water, Admirals Bridge Lane, East Grinstead, RH19 4NN	475,010	475,010

Anthony Kelly 29 Beauchamp Road, East Molesey, KT8 OPA	525,110	525,110

Judith Kelly 29 Beauchamp Road, East Molesey, KT8 OPA	174,410	174,410

Michael Kelly Threeways, Tranwell Woods, Morpeth, NE61 6AQ	250,500	250,500

The On Demand Group Employee Benefit Trust	103,960	103,960

	2,004,000	2,004,000

[1]	Andrew Birchall, Annabelle Birchall, Anthony Kelly and Judith Kelly have each sold 25,990 Ordinary Shares to the Employee Benefit Trust or Employee Management Incentive scheme before Completion.

SCHEDULE 2

THE INVESTOR

(1) Name	(2) No. of New Ordinary Shares
SeaChange International, Inc.	600,000

SCHEDULE 3

[INTENTIONALLY LEFT BLANK]

SCHEDULE 4

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [        ] 200[•]

BY [                    ] of [                    ] (the “Covenantor”) in favour of the persons whose names are set out in the schedule to this Deed and is SUPPLEMENTAL to the Subscription and Shareholders Agreement dated 29 October 2002 made by (1) On Demand Group Limited (2) the Existing Shareholders (as defined therein) and (3) Seachange International, Inc. as amended and re-stated on [•] 2003 (the “Subscription and Shareholders Agreement”).

THIS DEED WITNESSES as follows:

1.	The Covenantor confirms that it has been given and read a copy of the Subscription and Shareholders Agreement and covenants with each person named in the schedule to this Deed to perform, observe and be bound by all the terms of the Subscription and Shareholders Agreement, except clauses 2 (save for clause 2.4 which shall apply), 3 and 4, as if the Covenantor were [the Investor/an Existing Shareholder]* who is party to the Subscription and Shareholders Agreement.

This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

SCHEDULE

[Parties to the Subscription and Shareholders Agreement including those who have executed earlier deeds of adherence].

[* delete as appropriate]

SCHEDULE 5

AUTHORISED AND ISSUED SHARE CAPITAL, MEMBERS AND DIRECTORS

Part 1

Immediately after Completion

	Authorised	Issued
Ordinary Shares	£1,000,000	2,604,000 Ordinary Shares
Preference Shares	£7,000,000	—

Name	Total Number of Ordinary Shares
Andrew Birchall	475,010
Annabelle Birchall	475,010
Anthony Kelly	525,110
Judith Kelly	174,410
Michael Kelly	250,500
On Demand Group Employee Benefit Trust	103,960
Seachange International, Inc.	600,000

Name	Total Number of Ordinary Shares held under options	Exercise Price (£)
Nick Bingham	100,200	1.84
Garry Stephen	173,276	0.001
Tim Simmons	16,382	1.84
Simon McGrath	100,200	2.00
Total	390,058

Part 2

At the date of this Restated Agreement

	Authorised	Issued
Ordinary Shares	£1,000,000	2,604,000 Ordinary Shares

Name	Total Number of Ordinary Shares
Andrew Birchall	475,010
Annabelle Birchall	475,010
Anthony Kelly	525,110
Judith Kelly	174,410
Michael Kelly	250,500
Seachange International, Inc.	600,000
The On Demand Group Employee Benefit Trust (“EBT”)	103,960

Name	Total Number of Ordinary Shares held under options	Exercise Price (£)
Nick Bingham	100,200	1.84
Garry Stephen	173,276	0.001
Tim Simmons	16,382	1.84
Simon McGrath	100,200	2.00
Total	390,058

*	The shares held in the EBT will be used to settle obligations pertaining to the options outstanding.

SCHEDULE 6

[Intentionally Left Blank]

SCHEDULE 7

SCHEDULE OF LOANS

	Tranche	Cumulative
	£million	£million
On signature of MovieCo Carriage Agreement	1.5	1.5
Start of Operations (estimated for 1 April 2004)	2.0	3.5
Commercial Launch (estimated for 1 August 2004)	2.0	5.5

Upon achieving any of the milestones set forth above, the Company shall be entitled to a Loan from the Investor in accordance with the provisions of clause 4.1 of the Agreement in the amount of the Tranche set forth above opposite the applicable milestone. Each Tranche may be drawn down in one or more Loan Drawdowns, provided that each Loan Drawdown shall be for £500,000 or a multiple thereof.

In the event that the Company elects to prepay all or any portion of the Loan then outstanding, the Company shall pay to the Investor, in addition to the principal and related interest, an amount equal to the fees or costs payable by the Investor to Citizens Bank or other financial institution in connection with the early termination of any hedging arrangement the Investor has entered into with such financial institution with respect to the Loan (“Prepayment Fee”).

In the event of prepayment of all or any portion of the Loan, the Investor shall no longer be obligated to make any additional Loan under the Agreement.

SCHEDULE 8

LOAN DRAWDOWN CONDITIONS

1.	The Company has executed and delivered to the Investor the Note, and the Company and the Investor have entered into the Security Deed. The Security Deed and all necessary forms (including a Form 395) have been properly registered with Companies House within 21 days after the date of the Security Deed and the security interest in the assets of the Company created by the Security Deed has been perfected.

2.	The Company is not in breach or default of the Business Development Agreement so as to entitle the Investor to terminate such agreement in accordance with its terms.

3.	The Company is not in breach or default of this Agreement entitling the Investor to terminate this Agreement in accordance with its terms.

4.	Each of the Warranties is, in all material respects, true, accurate and not misleading as at the Loan Drawdown Date; provided, however, that in the event a matter disclosed in writing in connection with any meeting of the Board of Directors or in any updated disclosure letter indicates or reflects that any of such Warranties is no longer in all material respects, true, accurate and not misleading, the Investor shall not be obligated to make a Loan unless the matter was contemplated by the Agreement or approved or consented to by the Investor in accordance with Section 6.1 or otherwise.

5.	No material adverse change in the business carried on by the Company (or any of its subsidiaries) unless such material adverse change results from a matter consented to by the Investor Directors and the Investor pursuant to clause 6.1 of this Agreement.

6.	The Company’s (or, as applicable, MovieCo’s) business has performed to within 95% of the operating costs and cash flow as set out in the business plan as agreed by the Company’s Board of Directors.

SCHEDULE 9

WARRANTIES

In this Schedule:

“Company” means On Demand Group Limited and, separately, each of its subsidiary undertakings; and

“Information” means all information in the Disclosure Letters (including any attachments) or stated in the Disclosure Letters to have been disclosed to the Investor leading to this Agreement (but excludes, for the avoidance of doubt, any forecasts as to the future prospects of the Company).

PART I

1.	INFORMATION

1.1	The Information was when given and is at the date of the Agreement true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

1.2	To the best of the knowledge, information and belief of the Company and the Existing Shareholders there is no fact, matter or circumstance concerning the business of the Company, or relating to the information contained or referred to in the Business Plan, which has not been disclosed to the Investor and which if disclosed might reasonably have been expected to influence the decision of a reasonable investor to subscribe for or purchase shares on the terms contained in this Agreement

2.	GENERAL

2.1	The Company and each of the Existing Shareholders has the requisite power, capacity and authority to enter into and perform its obligations under this Agreement.

2.2	The Company is duly incorporated and validly existing under the laws of England and Wales

2.3	This agreement constitutes and the other agreements to be executed by the Company and the Existing Shareholders at or after Completion will, when executed, constitute valid and binding obligations of the Company and each Existing Shareholder in accordance with their respective terms.

2.4	The execution and delivery of, and the performance by the Company and the Existing Shareholders of their respective obligations under, this agreement, will not:

(a)	in the case of the Company only, result in a breach of any provision of the memorandum or articles of association of the Company; or

(b)	result in a breach of, or constitute a default under, any instrument to which the Company or any of the Existing Shareholders is a party or by which any of them are bound; or

(c)	result in a breach of any order, judgement or decree of any court or governmental agency to which the Company or any Existing Shareholders is bound; or

(d)	require the consents, in the case of the Company, of its shareholders or the shareholders of any other person save for the passing of each of the special resolutions of the Company in the form set out in Schedule 3.

2.5	The Disclosure Letters contains the name and registered number of each directly and wholly owned subsidiary undertaking of the Company and there are no additional direct or indirect subsidiary undertakings of the Company.

3.	THE COMPANY

Share Capital

3.1	The shares listed in Part I of Schedule 5 comprise the whole of the issued and allotted share capital of the Company and all of them are fully paid up.

3.2	Each of the persons shown in Part I of Schedule 5 is the registered holder of the number and class of Shares set opposite his name in that Part I of Schedule 5.

3.3	Each of the persons shown in Part I of Schedule 5 is the holder of options over the number of shares set opposite his name in the Schedule and such options comprise all of the options over Shares and are exercisable on the date and at the price per share indicated in that Part I of Schedule 5.

3.4	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment or issue of, or the grant to a person of the right to require the allotment or issue of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption).

3.5	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting any of the Shares and there is no agreement or commitment to give or create any of the same and no claim has been made by any person entitled to any of the same.

Accounts

3.6	The Accounts have been prepared on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom and show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the financial year ended on the Accounts Date.

3.7	Since the Accounts Date:

3.7.1	there has been no material adverse change in the financial or trading position or prospects of the Company;

3.7.2	the business of the Company has been carried on in the ordinary and usual course and no material unusual or onerous contract or arrangement has been entered into by the Company; and

3.7.3	the Company has not, other than in the ordinary course of its business, assumed or incurred, or agreed to assume or incur, a liability or obligation.

3.8	The Management Accounts have been prepared in good faith, on a basis consistent with the Accounts and, to the best of the knowledge, information and belief of the Company, show a materially accurate view of the assets and liabilities and profit or loss of the Company as at 31 August 2003.

Insolvency

3.9	The Company is not insolvent nor unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 nor has any voluntary arrangement been proposed under section 1 of the Insolvency Act 1986 in respect of the Company.

3.10	No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and so far as the Company is aware no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

3.11	No administration order has been made and so far as the Company is aware no petition for such an order has been presented in respect of the Company.

3.12	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

Litigation

3.13	The Company is not engaged in any material, civil, criminal, mediation, arbitration, administrative or other proceeding (whether as defendant, plaintiff, claimant or otherwise) nor as far as the Company or the Existing Shareholders are aware is any such proceeding pending, threatened or expected and there is no fact or circumstance likely to give rise to any such proceeding against the Company or any director, employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable. There is no outstanding judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company or a person for whose acts or defaults the Company may be vicariously liable.

Assets

3.14	Each asset included in the Accounts or acquired by the Company since the Accounts Date (other than stock disposed of in the ordinary course of business) and each asset used by the Company is:

3.14.1	legally and beneficially owned solely by the Company free from any Encumbrance; and

3.14.2	where capable of possession, in the possession or under the control of the Company; and

3.14.3	there is no agreement or commitment to dispose of, or to give or create any Encumbrance over or in respect of, any such asset and so far as the Company and the Existing Shareholders are aware no claim has been made by any person to be entitled to any Encumbrance.

3.15	No event has occurred which constitutes a breach of or default under any contract which is material in any way to the Company’s or VODCo’s business.

Tax

3.16	The Company is duly registered for VAT purposes and has complied in all material respects with the relevant legislation and in particular has maintained correct and up-to-date record and made up-to-date returns and paid all amounts due and payable. The Company has never been a member of a group for the purpose of VAT registration.

3.17	The Company has complied with its obligations to the Inland Revenue and all other relevant taxing authorities for all amounts for which it is accountable in respect of taxation and all returns have been filed within time and have been made correctly and no such return or computation has been disputed or relief withdrawn. There are no disputes with any taxing authority and the Company is not liable to any penalties or fines.

General

3.18	The statutory books (including all registers and minute books) of the Company have been properly kept in all material respects.

3.19	So far as the Company and the Existing Shareholders are aware, the Company has not committed and is not liable for any criminal, illegal or unlawful act or breach of duty imposed by or pursuant to statute or any of the foregoing would have an adverse effect on the continued operation of the business of the Company after Completion.

3.20	Except as set out in Disclosure Letters, the Company does not have any estate or interest in any right or liability in respect of any freehold, leasehold or other immovable property.

3.21	The Company has not received notification of any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and neither the Company nor any of the Existing Shareholders is aware of any circumstances which would give rise to such investigation of inquiry.

3.22	As at the date hereof, in relation to its employees, the Company has paid all amounts due and payable by way of employer and employees’ contribution and duly complied with its obligations in respect of PAYE and National Insurance and paid all amounts due and payable and has complied with all of its reporting obligations to the Inland Revenue in connection with any benefits provided to its employees and directors.

3.23	No Existing Shareholder, nor so far as the Company or the Existing Shareholders are aware, any of the other Key Managers has any interest, director or indirect, in any business which competes or is likely to compete with any business now carried on (or contemplated by this Agreement or any of the documents referred to in this Agreement to be carried on) by the Company or intends to acquire any such interest.

3.24	The Company is not a member of any corporate or unincorporated body, undertaking or association otherwise than in the ordinary course of business nor does it hold or is it liable to on any share or security which is not fully paid up or which carries any liability.

3.25	The Company does not have any branch, agency, place of business or permanent establishment outside the United Kingdom.

3.26	The Company has no liability under, and is not a party to, any agreement or arrangement which is prohibited by any competition law of the United Kingdom or European Union.

3.27	The Company owes no amount to a present or former director, other officer or employee of the Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

Intellectual Property

3.28	“Intellectual Property” means patents, trade marks and service marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all other intellectual property rights or forms of protection of whatever nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

3.29	Details of all registered rights in any Intellectual Property owned by the Company are set out in the Disclosure Letters.

3.30	All rights in all Intellectual Property owned or otherwise required for the business of the Company are in the possession of, vested in or validly granted-to the Company and are not subject to any limit as to time or any other limitation, right of termination or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

3.31	The Company has not breached any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property owned or otherwise required for the business of the Company.

3.32	The business conducted by the Company does not infringe the rights of any other person in any Intellectual Property.

3.33	There is no, nor has there been at any time any, unauthorised use or infringement by any person of any of the Intellectual Property owned or otherwise required for the business of the Company.

Information Technology

3.34	“Information Technology” means computer hardware, software, networks and/or other information technology.

3.35	Details of all material agreements relating to Information Technology used by the Company are set out in the Disclosure Letters.

3.36	In the twelve months prior to the date of this Agreement there have been no failures, stoppages or breakdowns of any Information Technology used by the Company which has caused any substantial disruption or interruption in or to the business conducted by the Company.

3.37	Use of the Information Technology by the Company does not infringe the Intellectual Property rights of any third party.

3.38	The Information Technology used by the Company has adequate functionality, capability and capacity for the present and (save in relation to the arrangements contemplated by this Agreement and the requirements of the Company in order to fulfil the Loan Drawdown Conditions) foreseeable future requirements of the business of the Company.

3.39	Satisfactory disaster recovery and maintenance arrangements are in place for the Information Technology used by the Company.

PART II

4.	THE EXISTING SHAREHOLDERS

4.1	There are no existing contracts or arrangements to which the Company or any subsidiary undertaking is a party and in which (i) any of the Existing Shareholders and/or any person who is a connected person with him is interested or (ii) any person who is a connected person with the Company is interested.

4.2

Neither Andrew Birchall nor Anthony Kelly has ever been charged with or convicted of any criminal offence other than a road traffic offence (except one involving a custodial sentence, whether suspended or not) nor have bankruptcy or any analogous proceedings been brought or threatened in respect of any of the Existing Shareholders. Neither Andrew Birchall nor Anthony Kelly is aware of any facts or matters which he believes might give rise to any such criminal proceedings, and none of the Existing Shareholders is aware of any facts or matters which he or she believes might give rise to any such bankruptcy proceedings.

4.3	Neither Andrew Birchall nor Anthony Kelly has ever been disqualified under the Company Directors Disqualification Act 1986 from acting as a director of a company incorporated in the United Kingdom.

EXECUTED by the parties:
Signed by	)
Anthony Kelly	)	/s/ Anthony Kelly
for and on behalf of	)
On Demand Group Limited	)

Signed by	)	/s/ Andrew Birchall
Andrew Birchall	)

Signed by	)	/s/ Annabelle Birchall
Annabelle Birchall	)

Signed by	)	/s/ Anthony Kelly
Anthony Kelly	)

Signed by	)	/s/ Judith Kelly
Judith Kelly	)

Signed by	)	/s/ Michael Kelly
Michael Kelly	)

Signed by	)	/s/ William C. Styslinger
William C. Styslinger	)
for and on behalf of	)
SeaChange International Inc.	)

Signed by	)
Robert Soteriou	)	/s/ Robert Soteriou
as trustee of The On Demand	)
Group Employee Benefit Trust	)

ATTACHMENT I

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

ON DEMAND GROUP LIMITED

SECURED PROMISSORY NOTE

5,500,000 BPS	[ ], 2003

FOR VALUE RECEIVED, ON DEMAND GROUP LIMITED, a corporation incorporated in England and Wales (the “Company”), hereby promises to pay to SeaChange International, Inc. or assigns (hereinafter referred to as the “Payee”), on or before the date which is five (5) years from the date of the initial Loan Drawdown Date as defined in the Agreement, as hereinafter defined or as otherwise provided herein, the principal sum of Five Million Five Hundred Thousand British Pounds Sterling or such part thereof as has been loaned to the Company by the Payee and then remains unpaid, together with any unpaid interest. Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year at the rate of eight percent (8%) per annum, calculated based on the actual number of days elapsed and a year of 360 days on the whole amount of said principal sum remaining and outstanding from time to time. Principal, premium, if any, and interest shall be payable in British Pounds Sterling, in immediately available funds, by wire transfer of funds to the account or accounts designated in writing by the Payee or in such other manner as the Payee may designate from time to time in writing to the Company. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

If an Event of Default, as defined in the Agreement, has occurred and is continuing, any outstanding unpaid principal hereof and any unpaid interest thereon shall bear interest at the rate of 10% per annum, or such lower rate as then may be the maximum rate permitted by applicable law.

This Note is issued pursuant to and is entitled to the benefits of an Amended and Restated Subscription and Shareholders Agreement, dated as of October     , 2003, by and among the

Company, SeaChange International, Inc., Anthony Kelly, Andy Birchall, and others (as the same may be amended from time to time, referred to herein as the “Agreement”), and each holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the Agreement. The Company and the Payee further acknowledge and agree that (i) this Note is subject to prepayment, in whole or in part, without premium or penalty, except for the Prepayment Fee as defined in Schedule 7 of the Agreement, and (ii) any prepayment of principal shall be accompanied by payment of accrued interest in respect of the principal being prepaid and the Prepayment Fee.

This Promissory Note is secured by and entitled to the benefits of a Security Deed between the Company and Payee of even date herewith (as amended or restated from time to time, the “Security Deed”). Upon the occurrence of any Event of Default, as defined in the Agreement or the Security Deed, Payee may declare any or all obligations or liabilities of the Company to Payee (including the unpaid principal hereunder and any interest due thereon), immediately due and payable without presentment, demand, protest or notice except as otherwise provided with respect to Events of Default under clauses 4.1.4(h) or 4.1.4(i) of the Agreement (in which case such amounts shall be deemed payable as provided therein.

In case any payment herein provided for shall not be paid when due, the Company promises to pay all costs of collection, including all reasonable attorney’s fees.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. This Note shall be governed by, and construed in accordance with English law.

The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. This Promissory Note, and the indebtedness of the Company to Payee evidenced hereby, shall not be subject to any set-off, recoupment, counterclaim or defense to payment, each of which is hereby expressly waived by the Company.

IN WITNESS WHEREOF, the Company has executed this Note under seal as of the date first written above.

ON DEMAND GROUP LIMITED

By:
Name (Printed):
Title:

[Corporate Seal]

ATTEST:

By:
Title:

ATTACHMENT II

DEBENTURE

THIS DEED is made on [                     ], 2003

PARTIES:

(1)	ON DEMAND GROUP LIMITED a company incorporated in England and Wales (registered in England no. 4094951) whose registered office is at 253 Grays Inn Road, London WC1X 8QT (the “Company”);

(2)	SEACHANGE INTERNATIONAL, INC. a company incorporated in Delaware whose registered office is at 124 Acton Street, Maynard, Massachusetts 01754, USA (the “Lender”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Bank Accounts” means all bank accounts opened or maintained by the Company with any bank, including all credit balances now or at any time in future on such accounts, all debts from time to time represented by such credit balances and all its other rights accruing or arising in relation to each of such accounts.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London other than solely for trading of euro.

“Costs and Expenses” means costs, charges, losses, liabilities, expenses and other sums (including legal, accountants’ and other professional fees) and any Taxes thereon.

“Delegate” means a delegate or sub-delegate appointed pursuant to clause 12 (Delegation).

“Dissolution” of a person includes the amalgamation, reconstruction (other than as part of a solvent reconstruction or amalgamation the terms of which have been approved by the Lender), reorganisation, administration, administrative or other receivership or dissolution or liquidation of that person or the entry by that person into a voluntary arrangement or composition or similar arrangement with any of its creditors, and any equivalent or analogous proceeding or arrangement in any jurisdiction by whatever name known and any step taken (including, without limitation, the giving or filing of notice in relation to the appointment of an administrator or the making of an application or formal request or the presentation of a petition or the passing of a resolution or the making of an order or any other measures as may be competent) for or with a view to any of the foregoing.

“Eligible Company” means a company which satisfies the requirements of paragraph 2 of Schedule Al to the Insolvency Act on the date the documents required by paragraph 7 of that Schedule are filed with the court.

“Enforcement” (and all grammatical variations or derivations thereof) means the taking of steps (or attempting to do so) by the Lender to:

(a)	sell, repossess or take possession of any rights or assets the subject of the security conferred by this Deed; or

(b)	appoint a Receiver under this Deed; or

(c)	appoint an administrator in respect of the Company; or

(d)	enforce any security interest created by or pursuant to this Deed or to exercise any rights or powers in relation to enforcement conferred by this Deed after the security conferred by this Deed has become enforceable, unless such action is taken to preserve or protect (rather than to enforce) such security interest.

“Event of Default” has the meaning given to that expression in clause 4.1.4 of the Shareholders’ Agreement.

“Fixtures” means fixtures (including construction work in progress), fittings (including trade and other fixtures and fittings) and fixed plant, machinery and equipment.

“Group” means the Company and its Subsidiaries for the time being.

“Insolvency Act” means the Insolvency Act 1986.

“Investments” means:

(a)	shares, stock and debentures;

(b)	warrants, options or other rights to subscribe, purchase, call for delivery of or otherwise acquire shares, stock or debentures; and

(c)	any other assets and rights falling within any paragraph in Part II of Schedule 2 to the Financial Services and Markets Act 2000.

“Loan Agreement” means clause 4 of the Shareholders’ Agreement together with the Secured Promissory Note Due 2008 issued by the Company dated [ • ], 2003.

“LPA 1925” means the Law of Property Act 1925.

“Other Currency” has the meaning given to it in clause 19.1 (Currency indemnity).

“Party” means a party to this Deed.

“Proceedings” means any proceeding, suit or action arising out of or in connection. with this Deed.

“Receiver” means any one or more persons, individually or together with additional persons, appointed as an administrative receiver, receiver and manager, or other receiver appointed in respect of the Security Assets by the Lender pursuant to powers conferred by this Deed, statute or otherwise.

“Required Currency” has the meaning given to it in clause 17 (Currency indemnity).

“Secured Liabilities” means all present and future obligations and liabilities of the Company (whether actual or contingent and whether owed jointly or severally or in any other capacity whatever) which are, or are expressed to be, or may become, due, owing or payable to the Lender under or in connection with the Loan Agreement or this Deed, together with all costs, charges and expenses incurred by the Lender which are, or are expressed to be, or may become due, owing or payable by the Company under or in connection with the Loan Agreement or this Deed.

“Security Assets” means all or any of the assets and rights from time to time subject or expressed to be subject to the security created, or which may at any time be created, pursuant to any provision of this Deed.

“Shareholders’ Agreement” means the Amended and Restated Subscription and Shareholders’ Agreement dated [.] and made between the Company, the Lender, Anthony Kelly, Andrew Birchall and others.

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985.

“Tax” includes any present or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Value Added Tax” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction of particular terms

In this Deed, unless otherwise specified, any reference to:

(a)	any document being in “agreed form” shall be construed as referring to such document in the form agreed between the Lender and the Company and initialed by them for the purposes of identification only;

(b)	“assets” includes properties, revenues and rights of every kind, present, future and contingent, and whether tangible or intangible;

(c)	“authorisation” or “consent” shall be construed as including, without limitation, any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(d)	a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(e)	“this Deed” or any other agreement or instrument is a reference to this Deed or other agreement or instrument as it may have been amended, supplemented, replaced or novated from time to time;

(f)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	“law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgement, decision, legislation, order, ordinance, regulation, bye-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(h)	a “person” includes any person, firm, company, government, state or agency of a state, any local or municipal authority, trust, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(i)	“qualified person” means a person who, under the Insolvency Act, is qualified to act as a receiver of the property of any company with respect to which he is appointed or an administrative receiver of any such company;

(j)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, directive, request or guideline with which a prudent person carrying on the same or similar business as any member of the Group would comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(k)	“rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of every kind, present, future and contingent); and

(l)	“security” or “security interest” includes any mortgage, charge, pledge, lien, security assignment, hypothecation or trust arrangement for the purpose of providing security and any other encumbrance or security interest of any kind having the effect of securing any obligation of any person (including, without limitation, the deposit of moneys or property with a person with the intention of affording such person a right of set-off or lien) and any other agreement or any other type of arrangement having a similar effect.

1.3	Interpretation of this Deed

In this Deed:

(a)	words importing the singular shall include the plural and vice versa;

(b)	unless a contrary indication appears, a reference to any party or person shall be construed as including its and any subsequent successors in title, permitted transferees and permitted assigns, in each case in accordance with their respective interests;

(c)	unless a contrary indication appears, a reference to a time of day shall be construed as referring to London time;

(d)	section, clause and Schedule headings are for ease of reference only and shall be ignored in construing this Deed;

(e)	unless a contrary indication appears, references to any provision of any law or regulation are to be construed as referring to that provision as it may have been, or may from time to time be, amended or re-enacted, and as referring to all bye-laws, instruments, orders and regulations for the time being made under or deriving validity from that provision; and

(f)	an Event of Default is “continuing” if it has not been remedied or waived.

1.4	Third Party Rights

The Parties do not intend that any term of this Deed should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

2.	FLOATING CHARGE

2.1	Creation of floating charge

As continuing security for the full and punctual payment, performance and discharge of all Secured Liabilities, the Company, with full title guarantee and free from any other security interest, charges in favour of the Lender by way of first floating charge, all its present and future assets, property, business, undertaking and uncalled capital, and all rights and interests in any of the foregoing.

2.2	Ranking

The floating charge created by the Company in clause 2.1 (Creation of floating charge) shall rank in priority to any other security created by it after the date of this Deed, except for any security permitted by clause 6.3 (Negative pledge) and any security ranking in priority in accordance with clause 9.7 (Borrow money).

2.3	Crystallisation by notice from Lender

The Lender may, at any time after any Event of Default has occurred or if the Lender considers any of the Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy, convert the floating charge created by clause 2.1 (Creation of floating charge) into a fixed charge on all or such of the Security Assets of the Company as shall be specified (whether generally or specifically) by notice to the Company.

2.4	Automatic crystallisation

In the event that, without the prior written consent of the Lender:

(a)	the Company creates or permits to subsist any security interest (other than that permitted by clause 6.3 (Negative -pledge)) on, over or with respect to any of the Security Assets, or attempts to do so; or

(b)	any person levies or attempts to levy any distress, attachment, execution or other legal process against any of the Security Assets; or

(c)	an administrator is appointed in respect of the Company,

the floating charge created by this Deed shall, with effect from the instant before such event occurs, automatically convert into a fixed charge over the Security Assets which are the subject of such security interest or process or, in the case of the appointment of an administrator, over all of the Security Assets.

2.5	Qualifying floating charge

Paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge created by this Deed.

3.	PERFECTION OF SECURITY

3.1	Further assurance

The Company shall so long as any of the Secured Liabilities is outstanding or any security interest created under this Deed has not been released or discharged, at the request of the Lender but at its own cost, promptly take whatever action the Lender may from time to time require:

(a)	to ensure that the security intended to be constituted by this Deed is and remains valid, legally binding and enforceable;

(b)	to perfect, preserve or protect the security interests constituted or intended to be conferred on the Lender by or pursuant to this Deed or the priority of such security interests; and

(c)	to facilitate the exercise of any and all of the rights vested or intended to be vested in the Lender or any Receiver by or pursuant to this Deed and to facilitate the realisation of the Security Assets, and for such purposes it shall in particular, but without limitation, execute all such documents, transfers, conveyances, assignments and assurances in respect of the Security Assets, and give all such notices, orders, instructions and directions as the Lender or any Receiver may reasonably consider necessary. The obligations of the Company under this clause 3.1 shall be in addition to and not in substitution for the covenants for further assurance deemed to be included in this Deed by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

3.2	Specific security

Without prejudice to the generality of clause 3.1 (Further assurance), it shall, at its own cost, promptly execute and deliver to the Lender, in such form as the Lender may require, such other security over such of its assets and rights as shall be required by the Lender (whether generally or specifically, and whether for the purpose of obtaining legal title to the relevant assets or rights, creating security which is effective under the laws of a foreign jurisdiction, or otherwise).

4.	NATURE AND PROTECTION OF SECURITY INSOLVENCY ACT 2000[1]

4.1	Continuing security

The security created by this Deed shall be a continuing security and will extend to the ultimate balance of all the Secured Liabilities regardless of any intermediate discharge or payment in whole or in part.

4.2	Additional security

The security created by this Deed and the rights given to the Lender under this Deed shall be in addition to and shall not prejudice, or be prejudiced by, any other security or

[1]	If sub-clause 5.10 (Insolvency Act 2000) is included, this wording can be inserted in the heading.

guarantee or any other right which the Lender has respect of or in connection with any or all of the Secured Liabilities. All such rights may be exercised from time to time as often as the Lender may deem expedient.

4.3	Immediate recourse

The Lender need not, before exercising any of the rights; title, benefit and interest conferred upon it by this Deed or by law (i) take action or obtain judgement against the Company or any other person in any court, (ii) make or file any claim or proof in the liquidation of the Company or any other person or (iii) enforce or seek to enforce the recovery of the moneys and liabilities hereby secured or enforce or seek to enforce any other security interest or guarantee.

4.4	Performance of the Company’s obligations

(a)	The Company shall remain at all times bound by and liable to perform all of the obligations and liabilities assumed by it under or in respect of the Security Assets to the same extent as if the security created pursuant to this Deed had not been created.

(b)	The exercise by the Lender or any Delegate or any Receiver, or any of its or their agents or nominees, of any of the rights, benefits, interests or claims created pursuant to this Deed shall not release the Company from any of its obligations towards the Lender.

(c)	The Lender shall not, by reason of this Deed or anything arising out of this Deed or anything done or in connection with it, have any obligation or liability whatsoever to any person (including the Company) to:

(i)	perform any of the obligations assumed by the Company under or in respect of the Secured Liabilities or the Security Assets;

(ii)	enforce payment or performance of any obligations of any person or party to any of the Secured Liabilities; or

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it under or in respect of this Deed or any of the Security Assets or to make any claim or take any action to collect any moneys or to exercise any of the rights assigned to the Lender to which the Lender may be at any time entitled pursuant to this Deed, or to make any payment in respect of the Security Assets.

(d)	The provisions of this clause 4.4 shall apply notwithstanding any other provision of this Deed or any contrary or inconsistent provision of any Finance Document or other agreement or document.

4.5	Waiver of defences

Without prejudice to the other provisions of this clause 4, neither this Deed nor the security created under this Deed nor the liability of the Company for the Secured Liabilities shall be prejudiced or affected by:

(a)	any variation or amendment of, or waiver or release granted under or in connection with, any other security or any guarantee or indemnity or other. document; or

(b)	any time or waiver granted, or any other indulgence or concession granted, by the Lender to the Company or any other person; or

(c)	the taking, holding, failure to take or hold, varying, realisation, non-enforcement, non-perfection or release by the Lender or any other person of any other security or any guarantee or indemnity or other document; or

(d)	the insolvency, administration, reorganisation, liquidation or dissolution of, or any analogous proceeding in respect of, the Company or any other person; or

(e)	any change in the constitution of the Company; or

(f)	any amalgamation, merger or reconstruction that may be effected by the Lender with any other person, including any reconstruction by the Lender involving the formation of a new company and the transfer of all or any of its assets to that company, or any sale or transfer of the whole or any part of the undertaking and assets of the Lender to any other person; or

(g)	the existence of any claim, set-off or other right which the Company may have at anytime against the Lender or any other person; or

(h)	the making or absence of any demand for payment or discharge of any Secured Liabilities on the Company or any other person, whether by the Lender or any other person; or

(i)	any arrangement or compromise entered into by the Lender with the Company or any other person; or

(j)	any other thing done or omitted or neglected to be done by the Lender or any other Secured Party or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect any of the security interests created under this Deed or the liability of the Company for the Secured Liabilities.

4.6	Further advances

The security created by this Deed is intended to secure further advances. Subject to the terms of the Facility Agreement, the Lender shall perform its obligations under the Loan Agreement (including any obligation to make available further advances).

4.7	Insolvency Act 2000

Notwithstanding the other provisions of this Deed, if the Company is an Eligible Company, the obtaining of a moratorium, or anything done with a view to obtaining a moratorium, in relation to a voluntary arrangement under the Insolvency Act for the Company, will by itself not:

(a)	cause any floating charge granted by the Company under this Deed to crystallise, nor

(b)	cause restrictions in this Deed which would not otherwise apply to be imposed on the disposal of property by the Company, nor

(c)	be a ground for the appointment of a Receiver of the Company.

5.	REPRESENTATIONS AND WARRANTIES

The Company makes the representations and warranties set out in this clause 5 to the Lender on the date of this Deed.

5.1	Obligations binding

The obligations expressed to be assumed by it under this Deed. are, subject to any general principal of law limiting its obligations, legal, valid, binding and enforceable obligations.

5.2	Security valid

The security interests created under this Deed are (subject to completion of all registrations required by law) legal, valid, binding and enforceable security having the priority and ranking which they are expressed to have.

5.3	Non-conflict with laws and other obligations

The entry into and performance by it of, the creation of security under, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its or assets.

5.4	Validity and admissibility in evidence

All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed;

(b)	to permit the creation of security and ensure that (subject to completion of all registrations required by law) the security created under this Deed is legal, valid, binding and enforceable security having the priority and ranking it is expressed to have; and

(c)	to make this Deed admissible in evidence in England and Wales,

have been obtained or effected and are in full force and effect.

5.5	No existing security

No security interest exists on, over or with respect to any of the Security Assets at the date of this Deed.

5.6	Pari passu ranking

Its payment obligations under the Loan Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

5.7	Dissolution

No Dissolution has occurred in relation to the Company.

5.8	Insolvency

It is not insolvent or unable to pay its debts and could not be deemed by a court to be unable to pay its debts within the meaning of section 123 of the Insolvency Act nor will it become so in consequence of entering into this Deed.

5.9	Repetition

Each of the representations and warranties above will be correct and complied with in all respects at all times during the continuance of the security created under this Deed as if repeated then by reference to the then existing circumstances.

6.	GENERAL COVENANTS

The undertakings in this clause 6 are given to the Lender by the Company and will remain in force from the date of this Deed for so long as any of the Secured Liabilities is outstanding or any security interest created under this Deed has not been released or discharged.

6.1	Authorisations

It shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any authorisation required under any law or regulation of England and Wales to enable it to create security and perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed and the security created under this Deed.

6.2	Compliance with laws

It shall comply in all respects with all laws and regulations to which it may be subject.

6.3	Negative pledge

(a)	Creation of security interests: It shall not create or permit to subsist any security over any of the Security Assets or any of its other assets, without the prior written consent of the Lender, except for:

(i)	the security created by or pursuant to this Deed; or

(ii)	any lien arising by operation of law and in the ordinary course of trading.

(b)	Transactions in the nature of security: The Company shall not, without the prior written consent of the Lender, sell, transfer, assign, lease or hire out, factor, discount, licence, lend, part with its interest in or otherwise dispose of any of the Security Assets or any or its other assets or permit the same to occur, or agree to do any of the foregoing, provided that, until:

(i)	the floating charge created by clause 2 is converted into a fixed charge; or

(ii)	the charge becomes enforceable and the Lender takes any step to enforce charge or gives notice to the Company that this exception is no longer to apply,

the Company may hold, enjoy and deal in the ordinary course of its business with those of its business with those of its assets which are at the relevant time not expressed to be subject to a fixed charge.

7.	RELEASE

7.1	Release of Security Assets

If the Lender is satisfied that:

(a)	all Secured Liabilities have been unconditionally and irrevocably paid or discharged in full; or

(b)	security or a guarantee for the Secured Liabilities, in each case acceptable to the Lender, has been provided in substitution for this Deed; or

then, the Lender shall at the request and cost of the Company take whatever action is necessary to release the Security Assets or such part thereof as may still be subsisting and vested in the Lender, from the security created under this Deed.

8.	ENFORCEMENT EVENTS

Immediately upon and at any time after:

(a)	the occurrence of an Event of Default which is continuing; or

(b)	the making of an application or the presentation of a petition for an administration order in relation to the Company or the giving or filing by any person of notice in relation to the appointment of an administrator of the Company, the security constituted by this Deed shall become enforceable and the Lender shall be entitled (whether or not it shall have taken possession or appointed a Receiver) without any further notice to exercise the power of sale and other powers conferred by section 101 LPA 1925 (as varied by this Deed) and all or any of its rights and powers set out in this clause 8 and clause 9 (Enforcement Powers) in relation to all or any part of the Security Assets or otherwise conferred by law on mortgagees, charges or receivers.

9.	ENFORCEMENT POWERS

9.1	Exercise of powers

At any time after the security constituted by this Deed becomes enforceable, the Lender shall be entitled, without notice to the Company, either itself (without first appointing a Receiver or notwithstanding the appointment of any Receiver) or acting jointly with or through the Receiver (or Receivers) or any Delegate (or Delegates), in the name or on behalf of the Company or otherwise and at the cost of the Company to exercise all or any of the rights, powers and discretions set out in this clause 9 to the fullest extent permitted by law.

9.2	Notice of Enforcement

It may give any notice or notices to any person, giving directions (which shall apply to the exclusion of any directions given at any time by or on behalf of the Company), regarding the exercise of all or any of the rights, powers, discretions and remedies which would (but for this Deed) be vested in the Company under and in respect of the Security Assets.

9.3	Possession

It may enter upon, take immediate possession of, get in and collect all or any of the Security Assets.

9.4	Carry on business

It may manage and carry on any business of the Company (including the right to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Company is a party) as it sees fit.

9.5	Deal with Security Assets

It may sell, transfer, assign, redeem, exchange, hire out and lend the Security Assets, grant leases, tenancies, licences, rights of user and renewals (for any term and at any rent) and may accept surrenders of and re-enter upon leases, tenancies, licences and rights of user of the Security Assets, and otherwise apply, dispose of or realise any or all of the Security Assets (including in each case any Fixtures, which may be severed and sold separately from the real property containing them), either by public offer or auction, tender or private contract (with or without advertisement and in any lots) to any person (including the Lender) and for rents, premiums or other compensation or consideration (whether comprising cash, debentures or other obligations, investments or other valuable consideration of any kind, and whether payable or deliverable in a lump sum or by installments) and generally in any manner and on any terms it thinks proper. It may give valid receipts for all moneys and execute all assurances and things which it considers to be proper or desirable for realising any Security Asset.

9.6	Transfer business

Without prejudice to the generality of clause 9.5 (Deal with Security Assets), it may do any of the following acts and things as may to it seem expedient:

(a)	to promote or procure the formation of any new company, whether or not a wholly owned Subsidiary of the Lender;

(b)	to subscribe for or acquire (for cash or otherwise) any Investment in or of such new company;

(c)	to sell, transfer, assign, redeem, hire out and lend the Security Assets, and to grant leases, tenancies, licences and rights of user of the Security Assets, to any such new company or any person whatsoever and accept as consideration or part of the consideration therefor any Investments in or of any such new company or person or allow the payment of the whole or any part of such consideration to remain deferred or outstanding; and

(d)	to sell, transfer, assign, exchange and otherwise dispose of or realise any such Investments or deferred consideration or part thereof or any rights relating thereto.

9.7	Borrow money

For the purpose of exercising any of the rights conferred on it by or pursuant to this Deed or of defraying any costs, charges, losses, liabilities or expenses (including its remuneration) incurred by or due to it in the exercise thereof or for any other purpose, it may borrow or raise money either unsecured or on the security of the Security Assets (either in priority to the security under this Deed or otherwise) and generally on such terms and conditions as it may think fit. No person lending that money shall be concerned to enquire into the propriety or purpose of the exercise of this power or to check the application of any money so raised or borrowed.

9.8	Calls

It may make or require the directors of the Company to make such calls in respect of any uncalled capital of the Company as it may think expedient and may enforce payment of any call so made by action (in the name of the Company or the Receiver as may be thought fit) or otherwise.

9.9	Covenants and guarantees

It may enter into bonds, covenants, commitments, guarantees, indemnities and like matters and make all payments needed to effect, maintain or satisfy them, as it sees fit.

9.10	Dealings with tenants

It may reach agreements and make arrangements with, and make allowances to, any lessees, tenants or other persons from whom any rents or profits may be receivable (including those relating to the grant of any licences, or the review of rent in accordance with the terms of, and the variation of, the provisions of any leases, tenancies, licences or rights of user affecting the Security Assets), in each case as it sees fit.

9.11	Rights of ownership

It may manage, use and apply all or any of the Security Assets and may exercise and do (or permit the Company or its nominee to exercise and do) all such rights and things as it would be capable of exercising or doing if it were the absolute beneficial owner of the Security Assets and in particular, but without limitation, may exercise any rights of enforcing any security by foreclosure, sale or otherwise and all rights relating to Investments and arrange for or provide all services which it may deem proper for the efficient management or use of the Security Assets or the exercise of such rights, in each case as it sees fit.

9.12	Protection of assets, etc.

It may make and effect all repairs, structural and other alterations, improvements and additions in or to the Security Assets (including, but without limitation, the development or redevelopment of any real property) and may purchase or otherwise acquire any materials, articles, insurances or other things and do anything else in connection with the Security Assets as it may think desirable for the purpose of the protection or improvement of the Security Assets or making them productive or more productive, increasing their letting or market value, or protecting the security interests created under this Deed, in each case as it sees fit.

9.13	Compromise and settle claims

It may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Company or relating in any way to the Security Assets, in each case as it sees fit.

9.14	Legal actions

It may bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Security Assets or any of the businesses of the Company, as it sees fit.

9.15	Redemption of security

It may redeem or transfer to itself any prior security interest over the Security Assets or settle and pass the accounts of the prior mortgagee, chargee or encumbrancers, as it sees fit. Any accounts so settled and passed shall be conclusive and binding on the Company. All principal moneys, interest, costs, charges, losses, liabilities and expenses of and incidental to and such redemption and/or transfer shall be paid by the Company on demand.

9.16	Employees, etc.

It may appoint, hire and employ officers, employees, contractors, agents and advisors of all kinds and upon such terms as to remuneration or otherwise as it may think proper and may discharge any such persons and any such persons appointed, hired or employed by the Company.

9.17	Insolvency Act

It may exercise all the powers set out in Schedule 1 to the Insolvency Act as in force at the date of this Deed (whether or not in force at the date of exercise and whether or not the Receiver is an administrative receiver) and all powers added to Schedule 1 to the Insolvency Act after the date of this Deed.

9.18	Set-off

It may, at any time or times without restriction and without notice to the Company, and without prejudice to any of its other rights, set off or otherwise apply any obligation (whether or not matured) owed by the Lender to the Company against any or all of the Secured Liabilities which are due and unpaid. For this purpose it may convert one currency into another at the rate of exchange determined by it in its absolute discretion to be prevailing at the date of set-off.

9.19 Other rights

It may do all such other acts and things it may consider necessary or expedient for the realisation of any Security Asset or incidental to the exercise of any of the rights conferred upon it under or in connection with this Deed, the LPA 1925 or the Insolvency Act and may concur in the doing of anything which he has the right to do and to do any such thing jointly with any other person.

10.	EXTENSION AND VARIATION OF POWERS CONFERRED BY LAW

10.1	Power of sale

(a)	Notwithstanding any other provisions of this Deed, the Secured Liabilities shall be deemed for the purposes of section 101 of the LPA 1925 to have become due and payable within the meaning of section 101 of the LPA 1925, and the power of sale and other powers conferred on mortgagees by the LPA 1925 as varied or extended by this Deed including the power to appoint a receiver or an administrative receiver shall arise, immediately on execution of this Deed.

(b)	Section 103 of the LPA 1925 shall not restrict the exercise by the Lender of the statutory power of sale conferred on it by section 101 of the LPA 1925 which power may be exercised by the Lender without notice to the Company on or at any time after the occurrence of an Event of Default and the provisions of the LPA 1925 relating to and regulating the exercise of the said power of sale shall, so far as they relate to the Security Assets, be varied and extended accordingly.

(c)	Section 109(1) of the LPA 1925 shall not apply to this Deed.

10.2	Consolidation

The Lender shall, so far as it is lawful, be entitled to consolidate all or any of the security created under this Deed with any other securities whether now in existence or hereafter created. The restriction on the right of consolidating mortgage securities which is contained in sub-section 93(1) of the LPA 1925 shall not apply to this Deed.

11.	APPOINTMENT OF RECEIVERS

11.1	Appointment

At any time:

(a)	after any of the security created by this Deed has become enforceable (whether or not the Lender shall have taken possession of the Security Assets); or

(b)	at the written request of the Company to the Lender at any time; or

(c)	after the making of an application or the presentation of a petition for an administration order in relation to the Company or the giving or filing by any person of notice in relation to the appointment of an administrator of the Company,

the Lender may, without notice to the Company, appoint under seal or by instrument in writing signed by any officer or other person authorised for such purpose by it, one or more qualified persons to be Receiver or Receivers. If the Lender appoints more than one person as Receiver, the Lender may give the relevant persons power to exercise all or any of the powers conferred on Receivers individually as well as jointly and to the exclusion of the other or others of them.

11.2	Scope of appointment

Any Receiver may be appointed either Receiver of all the Security Assets or of such part of the Security Assets as may be specified in the appointment. In the latter case, the rights and powers conferred by clause 11.4 (Powers of Receivers) shall have effect as though every reference in that clause to “rights and powers” were a reference to rights and powers in respect of the part of such Security Assets so specified or any part thereof.

11.3	Removal

The Lender may, by deed or by instrument in writing signed by any officer or other person authorised for such purpose by it (so far as it is lawfully able and subject to any requirement of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it deems expedient, appoint any one or more other qualified persons in place of or to act jointly with any other Receiver.

11.4	Powers of Receivers

(a)	Any Receiver appointed under this Deed will (subject to any contrary provision specified in his appointment but notwithstanding the liquidation or dissolution of the Company) have:

(i)	all the rights and powers conferred by the LPA 1925 on mortgagors and on mortgagees in possession and on any receiver appointed under the LPA 1925;

(ii)	in addition, all the rights and powers of an administrative receiver set out in Schedule 1 to the Insolvency Act (and whether or not the Receiver is in fact an administrative receiver) and (in the event that the Receiver is an administrative receiver) all the powers exercisable by an administrative receiver by virtue of the provisions of the Insolvency Act; and

(iii)	in addition, all the rights and powers expressed to be conferred upon the Lender set out in clause 9 (Enforcement Powers).

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

(c)	A Receiver who is an administrative receiver of the Company will have all the rights, powers and discretions of an administrative receiver under the Insolvency Act.

11.5	Agent of the Company

Any Receiver shall for all purposes and at all times be and be treated as the agent of the Company and accordingly any Receiver is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the LPA 1925. The Company shall be solely responsible for his contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by him and for the payment of his remuneration. No Receiver shall at any time act as, or be deemed to be, agent of the Lender. The Lender shall not incur any liability (either to the Company or to any other person) by reason of the appointment of any Receiver or for any other reason).

11.6	Remuneration

Subject to section 36 of the Insolvency Act, the Lender may from time to time fix the remuneration of any Receiver appointed by it (without being limited to the maximum rate specified in section 109(6) of the LPA 1925) and may direct payment of such remuneration out of moneys accruing to him as Receiver, but the Company alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

12.	DELEGATION

(a)	The Lender and any Receiver may delegate by power of attorney or in any other manner to any person who in the reasonable opinion of the Lender or such Receiver (as the case may be) is appropriately qualified any right, power or discretion exercisable under this Deed.

(b)	Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Lender or such Receiver (as the case may be) may think fit.

(c)	No such delegation will preclude the subsequent exercise of such power by the Lender or the Receiver or Delegate itself or preclude the Lender from making a subsequent delegation to some other person. Any such delegation may be revoked by the Lender or the Receiver or Delegate at any time.

(d)	Neither the Lender nor any Receiver will be in any way liable or responsible to the Company for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

13.	APPLICATION OF ENFORCEMENT PROCEEDS

13.1	Suspense Account

The Lender may, for as long as any of the Secured Liabilities for which any other person may be liable as principal debtor or as co-surety with the Company have not been paid or discharged in full, at its sole discretion, place and retain on a suspense account, for as long as it considers fit, any moneys received, recovered or realised under or in connection with this Deed to the extent of such Secured Liabilities without any obligation on the part of the Lender to apply them in or towards the discharge of such Secured Liabilities.

13.2	Payments

All moneys arising from the exercise of the powers of enforcement under this Deed shall (except as may be otherwise required by applicable law) be held by the Lender and any Receiver and applied in the following order of priority (but without prejudice to the right of the Lender to recover any shortfall from the Company):

(a)	in or towards payment of all costs, charges, losses, liabilities and expenses of and incidental to the appointment of any Receiver and the exercise of any of his rights including his remuneration and all outgoings paid by him;

(b)	in or towards the payment or discharge of such of the Secured Liabilities in such order as the Lender in its absolute discretion may from time to time determine; and

(c)	after all the Secured Liabilities have been paid or discharged in full, in payment of any surplus to the Company or other person entitled to it,

and section 109(8) of the LPA 1925 shall be deemed varied and extended in such respect.

14.	PROTECTION OF THIRD PARTIES

No person dealing with the Lender, any Receiver or any Delegate shall be bound to enquire:

(a)	whether any Secured Liabilities have become or remain due and payable; or

(b)	whether any right or power which the Lender or any Receiver or Delegate is purporting to exercise has become or is exercisable; or

(c)	whether any consents, regulations, restrictions or directions relating to such rights or powers have been obtained or complied with or otherwise; or

(d)	into the application of any money borrowed or raised or other proceeds of Enforcement.

All the protections given to purchasers from a mortgagee by sections 104 and 107 of the LPA 1925, and to persons dealing with a receiver in section 42(3) of the Insolvency Act in any other legislation for the time being in force, shall apply equally to any person purchasing from or dealing with the Lender, any Receiver or any Delegate.

15.	LIABILITY OF LENDER, RECEIVERS AND DELEGATES

15.1	Possession

If the Lender, any Receiver or any Delegate shall take possession of the Security Assets, it or he may at any time relinquish such possession.

15.2	Lender’s liability

The Lender will not in any circumstances (whether by reason of taking possession of the Security Assets or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever):

(a)	be liable to account to the Company or any other person for anything; or

(b)	be liable to the Company or any other person for any costs, charges, losses, damages, liabilities or expenses arising from or connected with any realisation of the Security Assets or from any act, neglect, default, omission or misconduct of any nature of the Lender, or any of its officers, employees or agents in relation to the Security Assets, except to the extent that they shall be caused by the fraud or willful default or gross negligence of the Lender or any Receiver or any of their respective officers, employees or agents.

15.3	Receiver’s liability

All the provisions of clause 15.2 (Lender’s liability) shall apply, mutatis mutandis, in respect of the liability of any Receiver or Delegate or any officer, employee or agent of the Lender, any Receiver or any Delegate.

15.4	Indemnity

The Lender and every Receiver, Delegate, attorney, manager, agent or other person appointed by the Lender under this Deed shall be entitled to be indemnified out of the Security Assets in respect of all liabilities and expenses incurred by any of them in the execution or purported execution of any of its rights and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in anyway relating to this Deed or the Security Assets, and the Lender and any such Receiver, Delegate, attorney, manager, agent or other person appointed by the Lender under this Deed may retain and pay all sums in respect of them out of any moneys received. The obligations contained in this clause 15.4 shall survive the expiration of this Deed.

16.	COVENANT TO PAY

16.1	Secured Liabilities

The Company shall pay and discharge all Secured Liabilities at the time or times when, in the manner in which, and in the currencies in which, they are expressed to be due and payable under the Loan Agreement.

16.2	Default interest

(a)	If the Company fails to pay any Secured Liability on its due date, it shall pay to the Lender on demand interest calculated on a daily basis at the rate and in the manner and in accordance with the terms applicable to the Loan Agreement.

(b)	Any interest payable under this clause 16.2, shall accrue from:

(i)	in the case of costs, charges, losses, liabilities, expenses and other sums referred to in clause 17 (Costs and Expenses), the date on which the relevant cost, charge, loss, liability, expense or sum was expended, paid or debited on account by the Lender without the necessity of any demand being made for payment thereof; or

(ii)	in any other case, the date on which the relevant Secured Liability became due,

until full payment and discharge of the relevant Secured Liability (both before and after any judgment).

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each interest period, but will remain immediately due and payable.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall indemnify the Lender on demand against all Costs and Expenses reasonably expended, paid, incurred or debited on account by the Lender in connection with the negotiation, preparation, printing, execution, stamping, filing, registration and perfection of this Deed and any other document referred to in this Deed.

17.2	Amendment costs

The Company shall indemnify the Lender within three Business Days of demand against all Costs and Expenses reasonably expended, paid, incurred or debited on account by the Lender in connection with:

(a)	any waiver or consent sought by the Company in relation to this Deed and/or any other document referred to in this Deed; and

(b)	any variation, amendment, extension or modification of, or supplemental to, this Deed and/or any other document referred to in this Deed.

17.3	Enforcement costs

The Company shall indemnify the Lender within three Business Days of demand against all Costs and Expenses expended, paid, incurred or debited on account by the Lender:

(a)	in enforcing, protecting, preserving or realising or attempting to enforce, protect, preserve or realise the Lender’s rights under this Deed and any other document referred to in this Deed; and

(b)	in connection with or in contemplation of any Proceedings or the recovery or attempted recovery of any of the Secured Liabilities.

18.	STAMP TAXES

The Company shall pay promptly, and in any event before any penalty becomes payable, all stamp, registration, documentary and similar Taxes, if any, payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed or any other document referred to in this Deed, and shall indemnify the Lender against any cost, loss or liability with respect to, or resulting from any delay in paying or omission to pay, any such Tax.

19.	CURRENCY INDEMNITY

19.1	Currency indemnity

(a)	If, under any applicable law, whether pursuant to a judgement against the Company or the administration, liquidation or dissolution of the Company or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (the “Other Currency”) other than the currency in which the relevant payment is expressed to be payable (the “Required Currency”), then, to the extent that the payment actually received by the Lender (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the Lender to make the conversion on that date, at the rate of exchange as soon afterwards as it is practicable for the Lender to do so or, in the case of an administration, liquidation or dissolution, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such proceeding) falls short of the amount expressed to be due or payable under or in connection with this Deed, the Company shall, as an original and independent obligation under this Deed, indemnify and hold the Lender harmless against the amount of such shortfall.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under or in connection with this Deed in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Rate of exchange

For the purpose of clause 19 (Currency indemnity), “rate of exchange” means the rate at which the Lender is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

20.	CERTIFICATES AND DETERMINATIONS

For all purposes, including any Proceedings:

(a)	a determination by the Lender; or

(b)	a copy of a certificate signed by an officer of the Lender,

of the amount of any indebtedness comprised in the Secured Liabilities or any applicable rate of interest shall, in the absence of manifest error, be conclusive evidence against the Company of the matters to which it relates.

21.	POWER OF ATTORNEY

21.1	Appointment

The Company appoints, irrevocably. (within the meaning of section 4 of the Powers of Attorney Act 1971) and byway of security for the performance of its obligations under this Deed, the Lender, every Receiver and every Delegate severally to be the attorney of the Company, on its behalf and in its name or otherwise and as its act and deed, at such time and in such manner as the attorney may think fit:

(a)	to take any action which it is obliged to take under this Deed but has not taken promptly following a request to do so from the Lender or any Receiver; and

(b)	to take whatever action may be required for enabling the Lender and any Receiver and Delegate to exercise all or any of the rights, powers, authorities and discretions conferred on them by or pursuant to this Deed or by law, and the taking of action by the attorney or attorneys shall (as between it and any third party) be conclusive evidence of its right to take such action.

21.2	Ratification

The Company undertakes to ratify and confirm everything that any attorney does or purports to do in the exercise or purported exercise of the power of attorney in clause 21.1 (Appointment).

22.	SET-OFF

Following any Event of Default which is continuing the Lender may (but shall not be obliged to) set off against any obligation of the Company due and payable by it to or for the account of the Lender under this Deed and not paid on the due date or, where applicable, within any grace period for payment, any moneys held by the Lender for the account of the Company at any office of the Lender anywhere and in any currency, whether or not matured. If any such obligation is unliquidated or unascertained, the Lender may set off in an amount estimated by it in good faith to be amount of that obligation. The Lender may effect such currency exchanges as are appropriate to implement the set-off and any usual charges and all applicable Taxes in relation to such currency exchanges shall be paid by the Company.

23.	ASSIGNMENT

23.1	Assignment by the Lender

The Lender may, at any time, without the consent of the Company, assign or transfer any of its rights and obligations under this Deed to any person to whom its rights under the Shareholders’ Agreement are assigned or transferred.

23.2	Assignment by the Company

The rights, interests and obligations of the Company under this Deed are personal to it. Accordingly, they are not capable of being assigned, transferred or delegated in any manner. The Company undertakes that it shall not at anytime assign or transfer, or attempt to assign or transfer, any of its rights, interests or obligations under or in respect of this Deed to any person.

24.	AMENDMENTS

This Deed may not be amended, modified or waived in any respect whatsoever.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

William L. Fiedler
SeaChange International, Inc.
Fax No:+ 1 978 897-9590

with a copy to:

William B. Simmons
Testa, Hurwitz & Thibeault LLP
125 High Street
Boston, MA 02110
Fax No:+ 1 617 248-7100

and if to the Company:

Andrew Birchall and Anthony Kelly
On Demand Group Limited
Fax No:+ 44 (0) 20 7551 5951

25.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

26.	REMEDIES AND WAIVERS

No delay or omission by the Lender in exercising any right provided by law or under this Deed shall impair, affect, or operate as a waiver of, that or any other right. The single or partial exercise by the Lender of any right shall not preclude or prejudice any other or further exercise of that, or the exercise of any other, right. The rights of the Lender under this Deed are in addition to and do not affect any other rights available to it by law including, without limitation, the right to appoint an administrator under the Insolvency Act.

27.	PARTIAL INVALIDITY

(a)	If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(b)	The Parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal, invalid, or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.

28.	PERPETUITY PERIOD

The perpetuity period of the trusts created under this Deed shall be 80 years.

29.	EXECUTION AS A DEED

Each of the Parties to this Deed intends it to be a deed and confirms that it is executed and delivered as a deed, in each case notwithstanding the fact that any one or more of the Parties may only execute this Deed under hand.

30.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.

31.	JURISDICTION

(a)	The courts of England shall have exclusive jurisdiction to hear and determine any Proceedings, and to settle any dispute (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Disputes”), which may arise out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of the courts of England.

(b)	Each party irrevocably waives (and agrees not to raise) any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

(c)	Each party agrees that it shall promptly deliver a copy of each of the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings to the other party in accordance with clause 25.2. This clause applies to Proceedings initiated in England and elsewhere.

32.	AGENT FOR SERVICE OF PROCESS

The Lender has appointed Trusec Limited of 2 Lambs Passage, London EC1Y 8BB, England as its agent for service in England. The parties agree that any claim form, particulars of claim, application notice, order, judgment or other process issued out of the courts of England, or document relating to or in connection with any Proceedings in England shall be served on Trusec Limited as the Investor’s agent for service. If the appointment of such person ceases to be effective, the Investor shall immediately appoint another person in England to accept service of process on its behalf in England. If the Investor fails to do so (and such failure continues for a period of not less than fourteen (14) days), the Company shall be entitled to appoint such a person by notice to the Investor. The provisions of this clause 32 applying to service on an agent apply equally to service on a replacement agent.

33.	GOVERNING LAW

This Deed is governed by English law.

IN WITNESS of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

Executed as a deed by	)
On Demand Group Limited	)
acting by [a director and its	)
secretary/two directors]	)

Executed as a deed by	)
SeaChange International Inc.	)
acting by [ ]	)

Dated [             ]

ON DEMAND GROUP LIMITED

Company

and

SEACHANGE INTERNATIONAL, INC.

as Lender

DEBENTURE CREATING

FLOATING CHARGE

IN RESPECT OF THE AMENDED AND

RESTATED SUBSCRIPTION AND

SHAREHOLDERS AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY